Exhibit 5.1

ANDREW ABRAMOWITZ, PLLC

565 Fifth Avenue, 9th Floor

New York, New York 10017

May 2, 2018

iBio, Inc.

600 Madison Avenue, Suite 1601

New York, New York 10022

Dear Sirs:

You have requested our opinion with respect to certain matters in connection with the filing by iBio, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-1 on May 2, 2018 (as it may be amended, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the underwritten public offering of shares (the “Shares”) of the Company’s common stock, par value $.001 per share, having an aggregate offering price of up to $18.4 million, which includes Shares that may be sold by the Company pursuant to the exercise of an over-allotment option granted to the underwriter by the Company. The Shares are being sold to the underwriter named in, and pursuant to, an underwriting agreement to be entered into by and among the Company and such underwriter.

We have examined the originals, or certified, conformed or reproduction copies, of all such records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the genuineness of all signatures on originals or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to such opinion, we have relied upon, and assumed the accuracy of, certificates and oral or written statements and other information of or from public officials, officers or representatives of the Company, and others.

Based upon the foregoing, and the laws of the State of Delaware, we are of the opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the underwriting agreement and the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ Andrew Abramowitz, PLLC

ANDREW ABRAMOWITZ, PLLC